Thor Increases Regular Quarterly Dividend

ELKHART, Ind., Oct. 3, 2014 /PRNewswire/ -- Thor Industries, Inc. (NYSE: THO) today announced that its Board of Directors approved, at their October 3, 2014 meeting, an increase in the amount of Thor's regular quarterly dividend to $0.27 per share from $0.23 per share, an increase of 17%.

The regular dividend is payable on October 31, 2014 to shareholders of record at the close of business on October 17, 2014.

"The latest increase to our regular quarterly dividend marks the fifth consecutive annual increase in our quarterly dividend and highlights our ongoing pattern of returning cash to our shareholders," said Peter B. Orthwein, Thor Executive Chairman. "The decision to increase our dividend in fiscal 2015 reflects the Board's continued optimism and confidence in the future direction of Thor. As we continue to generate considerable cash from our operations, we plan to invest that cash based on our priorities to grow our operations both organically and through acquisitions, maintain or grow our regular dividend and fund special dividends or share repurchases as appropriate."

About Thor Industries, Inc.
Thor is the sole owner of operating subsidiaries that, combined, represent one of the world's largest manufacturers of recreational vehicles.

This release includes certain statements that are "forward looking" statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements are made based on management's current expectations and beliefs regarding future and anticipated developments and their effects upon Thor Industries, Inc., and inherently involve uncertainties and risks. These forward looking statements are not a guarantee of future performance. There can be no assurance that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, price fluctuations, material or chassis supply restrictions, legislative and regulatory developments, the costs of compliance with increased governmental regulation, legal issues, the potential impact of increased tax burdens on our dealers and retail consumers, lower consumer confidence and the level of discretionary consumer spending, interest rate fluctuations, restrictive lending practices, recent management changes, the success of new product introductions, the pace of obtaining and producing at new production facilities, the pace of acquisitions, the integration of new acquisitions, the impact of the divestiture of the Company's bus businesses, the availability of delivery personnel, asset impairment charges, cost structure changes, competition, general economic, market and political conditions and the other risks and uncertainties discussed more fully in ITEM 1A of our Annual Report on Form 10-K for the year ended July 31, 2014. We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in our expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.

CONTACT: Jeffery A. Tryka, CFA, Director of Corporate Development and Investor Relations, (574) 970-7912, jtryka@thorindustries.com